CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 30, 2018 with respect to the financial statements and financial highlights of Versus Capital Real Assets Fund LLC for the period from September 18, 2017 (commencement of operations) to March 31, 2018, which are incorporated by reference in the Prospectus and Statement of Additional Information contained in this Registration Statement. We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Financial Statements”.

/s/ Grant Thornton LLP

Chicago, Illinois

January 29, 2019